Atkore International Group Inc. Announces Chief Financial Officer James Mallak to Retire in January 2019; David Johnson to Join Company as Successor

HARVEY, IL - July 19, 2018 (BUSINESS WIRE) - Atkore International Group Inc. (“Atkore”) (NYSE: ATKR) today announced that James (Jim) Mallak, Vice President and Chief Financial Officer and Chief Accounting Officer, will retire on January 4, 2019, and David Johnson will join the company as Chief Financial Officer, effective August 13, 2018. Until his retirement date, Mr. Mallak will continue in his role as the Chief Accounting Officer (CAO) reporting to the Atkore Chief Executive Officer, overseeing the Fiscal Year 2018 financial reporting and assisting with the full transition of financial responsibilities.

“Since joining Atkore in 2012, Jim has been instrumental in achieving our strategic initiatives, including ensuring appropriate financial processes, completing a successful initial public offering, actively managing our debt and driving greater value for our shareholders,” commented John Williamson, Chief Executive Officer at Atkore International. “I want to thank Jim for his leadership, dedication and relentless pursuit of excellence, which have left a legacy of strong strategic and financial planning, effective risk management, and high performing finance functions. Although we will miss Jim and his contributions, the timing of this transition will ensure continued focus in these areas to deliver additional growth that is profitable and sustainable under David’s financial leadership,” added Williamson.

David Johnson has more than 29 years’ experience in strategic and financial planning, risk assessment, mergers & acquisitions, global tax strategies, international operations, and internal controls. Most recently, Mr. Johnson was Vice President-Finance & Operations for the Electrical Sector business at Eaton Corporation, where he was responsible for sector financial planning, analysis, and reporting; compliance, credit & collections, government accounting as well as global purchasing, manufacturing strategies, logistics and distribution. Prior to that, Mr. Johnson was Vice President-Finance and Planning for Americas Region (Eaton Electrical), where he was responsible for reporting, planning, acquisitions, and implementing common financial policies and reporting for recently-acquired businesses. During his tenure at Eaton, Mr. Johnson held other roles of progressive responsibilities, including Plant Controller, Division Controller, Director of Finance & Business Development, Vice President Finance & Business Development, and Vice President Finance & Planning-Europe, Middle East and Asia. Mr. Johnson began his career at Westinghouse Electric Corporation, where he held various accounting and analytical financial roles.

Mr. Johnson earned a Master of Business Administration from Duquesne University and a Bachelor of Science in Finance from Indiana University of Pennsylvania.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers' businesses and employs approximately 3,600 people at 58 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:

Lisa Winter
Vice President - Communications
(708) 225-2453
LWinter@atkore.com